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                                                                   EXHIBIT 10.12

                           USE AND OCCUPANCY AGREEMENT


         THIS USE AND OCCUPANCY AGREEMENT (the "Agreement") is dated as of ________________ ____, 2004 by and between QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts company having an address of 941 Grinnell Street, Fall River, Massachusetts 02721 ("Licensor"), and JOAN FABRICS CORPORATION, a Delaware corporation having an address of 100 Vesper Executive Park, Tyngsboro, Massachusetts 01879 ("Licensee", which term shall include any affiliate of Licensee, including but not limited to MAIN STREET TEXTILES, L.P.).



                                    RECITALS

         WHEREAS, Licensor is the holder of the leasehold estate in the premises (the "Property") described in the Lease between Charles McAnsin Associates, a Limited Partnership ("Landlord") and Licensor dated _______________ ___, 2004 (the "Lease");


         WHEREAS, Licensor and Landlord have agreed in the Lease that Licensee may occupy portions of the Property on the terms set forth in Section 8 of the Lease and as set forth below.

                                    AGREEMENT


         NOW, THEREFORE, in consideration of Ten Dollars ($10.00), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Licensor and Licensee hereby agree as follows:


1. License. Licensor hereby grants to Licensee the privilege to use portions of the Property for the purposes described in Section 8 of the Lease, together with the privilege to have a right of access thereto through the Property, and the privilege to use the loading docks, common areas and parking areas of the Property, in common with Licensor in accordance with the terms and conditions of this Agreement (the "Licensed Premises"). Licensor and Licensee agree to work cooperatively to coordinate their activities in any areas jointly used by them for their respective activities during the term of this Agreement.

2. Term. The term of this Agreement shall commence on the date hereof and shall terminate on the earlier to occur of (a) December 31, 2005, or (b) [five (5) days] after the date upon which Licensee has delivered to Licensor written notice that Licensee has vacated the Licensed Premises and delivered possession thereof to Licensor in the condition required hereby. At the time of such termination, Licensee shall remove its possessions from the Licensed Premises and shall leave the same broom-clean and in the condition required under Article 8 of the Lease.


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3. Use. Licensee shall use the Licensed Premises for the removal and/or sale and/or marketing of textile equipment belonging to Licensee and its affiliates. Licensee shall not make or permit or suffer to be made any use of the Licensed Premises or any part thereof (i) which would violate any of the covenants, agreements, terms, provisions and conditions of this License; (ii) which is in violation of law, ordinance or government regulations; (iii) which may invalidate or increase the premium of any policy of insurance carried on the Premises or covering Licensor's operations; or (iv) which would materially impair Licensor's use of the remainder of the Property.

4. Payment. In accordance with the Lease, there is no license fee due from Licensee to Licensor under this Use and Occupancy Agreement.

5. Assignment and Subletting. No assignment of this Agreement or sublicensing of the Licensed Premises or any part thereof shall be made by Licensee. Neither all nor any part of Licensee's interest in the Licensed Premises granted hereunder may be encumbered, assigned, or transferred, in whole or in part, either by any act of Licensee or by operation of law. Licensee shall not permit or suffer the Licensed Premises to be used by anyone other than the employees, agents and affiliates of Licensee and riggers and prospective purchasers of equipment.

6. Licensor not Liable. All personal property of Licensee in the Licensed Premises shall be at the sole risk and hazard of Licensee and if the whole or any part thereof shall be lost, destroyed or damaged by fire, theft or otherwise, no part of said loss or damage is to be charged to or borne by Licensor, and Licensee agrees to defend and hold Licensor harmless from and against any and all liabilities, obligations, penalties, claims, costs, charges and expenses, including, but not limited to, reasonable attorneys' fees, based upon or arising out of the foregoing. In no event shall any stockholder, officer, director, partner, member, employee or agent of Licensor have any liability hereunder, and Licensee shall not seek personal recourse against any such parties or their personal assets.

7. Indemnification. Licensee shall defend, indemnify and save harmless Licensor and Licensor's partners, agents and employees from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, but not limited to, reasonable attorneys' fees, which may be incurred by Licensor by reason of, or arising directly or indirectly from, out of, or in connection with, any negligent or wrongful act or wrongful omission of Licensee, its agents, employees, contractors or invitees in or about the Licensed Premises, or any failure on the part of Licensee to perform or comply with any of the terms, conditions or provisions of this License, including, without limitation, Licensee's failure to yield up and surrender the License Premises in broom-clean condition and in the same condition as exists on the date hereof at the end of the term.

8. Insurance. Each of Licensor and Licensee shall maintain commercial general liability insurance in commercially reasonable amounts with reputable insurers licensed to do business in the Commonwealth of Massachusetts with respect to the Licensed Premises. Licensee shall maintain property insurance with respect to its personal property in the Licensed Premises, each of which policies shall be in commercially reasonable amounts with reputable insurers licensed to do business in the Commonwealth of Massachusetts. Any insurance carried by either party with


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respect to the Property or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured before occurrence of injury or loss. Each party, notwithstanding any provisions of this Agreement to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance to the extent of the indemnification received thereunder.

9. Notices. Any notice under this License must be in writing and shall be delivered in accordance with Section __ of the Lease.

10. Access. Licensor shall have access to the Licensed Premises, provided that any such access shall not materially interfere with Licensee's business activities in the Licensed Premises (except in the case of emergency).

11. Miscellaneous. This instrument embodies the entire agreement between the parties relative to the subject matter hereof, and shall not be modified, changed, or altered in any respect, except in writing. This Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts. Licensee recognizes that the occupancy hereby allowed is permissive only and that no tenancy or lease is created hereby.

                                       LICENSOR:

                                       QUAKER FABRIC CORPORATION OF FALL RIVER


                                       By: ___________/s/______________________
                                           Larry A. Liebenow, President

                                       LICENSEE:

                                       JOAN FABRICS CORPORATION


                                       By: ___________/s/______________________
                                           Elkin McCallum
                                           Chairman and Chief Executive Officer


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